Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statements on Form S-8 of our reports dated March 22, 2005, relating to the financial statements and financial statement schedule of Sykes Enterprises, Incorporated and subsidiaries (the “Company”), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Tampa, Florida

May 23, 2005

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